                                                                    EXHIBIT 99.1
                                                   [METAL MANAGEMENT, INC. LOGO]


                                          METAL MANAGEMENT, INC.
                                          500 N. DEARBORN STREET - SUITE 405
                                          CHICAGO, ILLINOIS 60610
                                          www.mtlm.com
                                          NASDAQ:  MTLM


AT METAL MANAGEMENT:
Robert C. Larry
Chief Financial Officer
(312) 645-0700
rlarry@mtlm.com


FOR IMMEDIATE RELEASE
                                                               SEPTEMBER 4, 2003


METAL MANAGEMENT, INC. RETAINS FINANCIAL ADVISOR TO PROVIDE A STRATEGIC
ASSESSMENT

CHICAGO, IL -- SEPTEMBER 4, 2003 -- METAL MANAGEMENT, INC. (Nasdaq: MTLM), one of the nation's largest full service scrap metal recyclers, announced today that it has retained Deutsche Bank Securities, Inc. to serve as a financial advisor to its board of directors. Certain stockholders of the Company have made recent filings with the Securities and Exchange Commission expressing their interest in a possible business combination with the Company, among other alternatives, and indicating that they have retained the services of investment bankers.

Daniel W. Dienst, Chairman of Metal Management stated, "While our decision to retain a financial advisor is important, it should not create any expectations among investors as to the likelihood that a sale will be consummated. Our Company continues to produce strong cash flow and profitability, and has a long-term capital structure in place, which broadens our alternatives. Metal Management enjoys a broad footprint in the U.S. with leadership positions in major metropolitan markets, growth opportunities both domestically and internationally, and most importantly of all, 1,500 dedicated employees that we believe are the best in the industry. Against that backdrop, we look forward to working with Deutsche Bank Securities as we conduct our strategic assessment."


ABOUT METAL MANAGEMENT, INC.

Metal Management is one of the largest full service metals recyclers in the United States, with approximately 40 recycling facilities in 13 states.

For more information about Metal Management, Inc., visit the Company's website at www.mtlm.com.


                                  * * * * * * *

All of the statements in this release, other than historical facts, are forward-looking statements made in reliance upon the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995. As such, they involve risks and uncertainties and are subject to change at any time. These statements reflect our current expectations regarding the future profitability of the Company and its subsidiaries and the benefits to be derived from our execution of an industry consolidation strategy. As discussed in our annual report on Form 10-K for the fiscal year ended March 31, 2003, and in other periodic filings filed by the Company with the U.S. Securities and Exchange Commission, some of the factors that could affect our performance include, among other things: debt leverage on Metal Management, debt covenants that restrict our ability to engage in certain transactions, cyclicality of the metals recycling industry, commodity price fluctuations, compliance with environmental, health, safety and other regulatory requirements applicable to the Company, potential environmental liability, risk of deterioration of relations with labor unions, dependence on key management, dependence on suppliers of scrap metal, concentration of customer risk, impact of export and other market conditions on the business, availability of scrap alternatives, underfunded defined benefit pension plans, historical operating losses, and limited common stock trading history.